Exhibit 10.1

7 Wells Avenue, Suite 34

Newton, MA 02459

O: 617-559-0033

F: 617-928-3450

CONSULTING AGREEMENT

THIS AGREEMENT is made this 11th day of April, 2012 (the “Effective Date”) by and among GALECTIN THERAPEUTICS INC. (“Company”) a Nevada corporation having an address of 7 Wells Avenue, Suite 34, Newton, Massachusetts 02459 and its subsidiaries worldwide and Scott L. Friedman, M.D. (“Consultant”) having an address at Box 1123, Mount Sinai School of Medicine, 1425 Madison Ave., Rm. 1170, New York, NY 10029.

WHEREAS, Company, wishes to engage the services of Consultant, and Consultant desires to provide such services, upon the terms and conditions set forth herein; and

WHEREAS, the Company (then known as Pro-Pharmaceuticals, Inc.) and the Consultant are parties to that certain Consulting Agreement dated July 7, 2008 (the “Prior Agreement”), which they desire to terminate and replace with this Agreement

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Work and Payment. The Consultant shall provide the services as set forth and more fully described in Exhibit A (collectively, the “Services”) attached hereto and incorporated fully herein as it relates to the Company’s existing products for the treatment of Fibrosis conditions (the “Field”). All services performed under this Agreement shall be in the Field. Therefore all references herein (and in any attached schedule) to “Services” shall be understood as references to Services in the Field. None of the Services shall require Consultant to engage in marketing or promotional activities for Company or endorse Company’s products and/or services. In performing the Services, Consultant shall not engage in the practice of medicine, function as the director or investigator of any research efforts, or use Mount Sinai’s facilities. Any photograph, videotape, reproduction, likeness or image of Consultant shall not be used by Company, its affiliates, subsidiaries or successors for recruiting, publicity, marketing, Company/product endorsement or promotional purposes. Any presentation Consultant provides in Consultant’s performance of the Services shall be of Consultant’s own creation and Consultant shall control the content of such presentation. The Services shall be performed, unless Company otherwise consents, personally and exclusively by Consultant, who shall have the title “Clinical Research Consultant”. Company shall compensate Consultant in the amount and manner stated in Exhibit A. The foregoing notwithstanding, Consultant may engage, or propose that Company engage, one or more other persons to perform the Services (such as a contract researcher); provided, however, that (i) the Consultant shall directly supervise such other person(s) and (ii) the terms and conditions of any such engagement shall be set forth in a written agreement acceptable to Company whether or not it is a party thereto.

2. Nondisclosure and Trade Secrets. (a) Company’s confidential and proprietary information includes, without limitation, information supplied to Consultant in Consultant’s performance of the Services under and during the Term of this Agreement with the legend “Confidential” or words of similar meaning, marketing and customer support strategies including, without limitation, website password and password-protected material, financial information, including without limitation, sales, costs, profits and pricing methods, internal organization information, employee information and customer lists, technology information, including without limitation, discoveries, inventions, research and development efforts, processes, hardware/software design and maintenance tools, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), formulas, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above created or developed by Consultant in Consultant’s performance of the Services under and during the Term of this Agreement and information of third parties provided to Consultant by Company in Consultant’s performance of the Services under and during the Term of this Agreement as to which Company has an obligation of confidentiality (collectively referred to as “Confidential Information”).

(b) Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees (i) not to reproduce any of the Confidential Information without the prior written consent of Company, (ii) not to use the Confidential Information except in Consultant’s performance of the Services under and during the Term of this Agreement, and (iii) not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and return to Company all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control, except that Consultant may retain a single copy of the Confidential Information disclosed under this agreement for the sole archival purposes. The confidentiality obligations and use restrictions of this Agreement regarding Confidential Information shall apply during the Term of this Agreement and for five (5) years after its termination or expiration.

(c) Consultant shall not disclose or otherwise make available to Company in any manner other than as is necessary in the course of providing services hereunder any confidential information of Consultant. Consultant shall not disclose or otherwise make available to Company in any manner, information received by Consultant from third parties as to which Consultant has an obligation of confidentiality.

(d) In the event that Consultant is requested or required (by law or statute; by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Consultant shall provide Company with prompt written notice of such request or requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph. If, in the absence of such a protective order or other remedy or the receipt of a waiver by Company, Consultant is nonetheless in the written opinion of counsel, legally compelled to disclose Confidential Information to any court of law or tribunal or else stand liable for contempt or suffer other censure or penalty, Consultant may, without liability hereunder, disclose to such court or tribunal only that portion of the Confidential Information that counsel advises Consultant is legally required to be disclosed, provided that Consultant exercises its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by co-operating with Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information by such court of law or tribunal.

(e) Consultant also understands that Company may receive valuable information that is confidential or proprietary from third parties (hereinafter “Third Party Information”) subject to a duty on the part of Company to main the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and for the same period of time that Company is obliged to preserve the confidentiality of said Third Party Information, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by the agreement between Company and such third party, unless expressly authorized to act otherwise by an Officer of Company in writing.

3. Non-Solicitation. The Consultant shall not, directly or indirectly, entice, solicit or encourage any Company employee to leave the employ of Company, nor shall the Consultant, directly or indirectly, be involved in the recruitment of any Company employee, within a period of one year after such person is no longer employed by Company.

4. Ownership of Work Product.

(a) Consultant agree that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in Consultant’s performance of the Services under and during the Term of this Agreement shall be the sole and exclusive property of Company and hereby assigns to Company all its right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship. Any works of authorship shall be deemed works made for hire under U.S. copyright law.

(b) Consultant shall execute all papers, including, without limitation, patent applications, invention assignments and copyright assignments, and otherwise shall assist Company as reasonably required to perfect in Company the rights, title and other interests in the Work Product (as defined herein below) expressly granted to Company under this Agreement. Costs related to such assistance, if required, shall be paid by Company.

5. Outside Employment. Company acknowledges that during the term of this Agreement, Consultant may be engaged by one or more institutions and that Consultant may be assigned work with respect to such engagements. Consultant shall use best efforts to segregate work done under this Agreement from work performed for any other institution, or performed with Government funding such that no obligations with regard to disclosure of Confidential Information or limitations on ownership by Company of any Work Product (as defined below) will result. Company may terminate this Agreement if in its sole opinion the performance of such work will conflict with its interests. Company acknowledges that Consultant is a full-time employee of Mount Sinai School of Medicine (“MSSM”) and agrees that, in the event the terms and conditions of this Agreement are in conflict with the terms and conditions of Consultant’s employment by MSSM, including the terms of any grants or contracts administrated by MSSM for which Consultant performs services, the latter shall prevail. Consultant represents that to the best of his knowledge there are no such conflicts as of the date of execution of this Agreement, and that if any arise during the Term of this Agreement, Consultant will immediately inform Company in writing and Company will have the right immediately to terminate this Agreement in such event.

6. Indemnification/Release. The parties acknowledge that the services performed under this agreement are investigational in nature, there is no representations or warrants by either party that the work requested or performed hereunder shall serve to any invention whether patentable or not, or if any that it would not be dominated by any other patents or that would result in any marketable product.

(a) Consultant shall have no liability under this Section 6 for any Work Product created in accordance with detailed and specific design instructions provided to Consultant by Company.

(b) Should Company permit Consultant to use any of Company equipment, tools or facilities during the term of this Agreement, such permission will be gratuitous and Consultant shall indemnify and hold harmless Company and its officers, agents, directors, and employees from and against any claim, loss, judgment, expense (including reasonable attorneys’ and expert witnesses’ fees and costs) and injury to person or property (including death) arising out of the use of any such equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of Company in permitting its use.

(c) In no event shall Consultant be liable to Company for any indirect, special, incidental, or consequential damages, including but not limited to lost profits or savings, arising out of or related to this Agreement or the performance or breach thereof, whether or not the possibility of such damages has been disclosed in advance or could have been reasonably foreseen. Consultant’s liability to Company hereunder, if any, shall in no event exceed the total amount paid to Consultant hereunder by Company.

(d) In no event shall Consultant be liable to Company for any damages resulting from or directly related to any failure or delay of Company in the performance of services under this Agreement.

7. Termination. Company or Consultant may terminate this Agreement for convenience with ninety (90) days’ written notice. In such event, Consultant shall cease work immediately after receiving notice from Company and shall notify Company of costs incurred up to the termination date. Notwithstanding the termination of the Agreement for any reason, Sections 2, 3, 4, 5, 6, 8, 9, 10, 11 and 12 hereof shall survive.

8. Compliance with Applicable Laws. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations, including, but not limited to, the U.S. Food, Drug and Cosmetic Act, Good Clinical Practices and the regulations promulgated pursuant thereto.

9. Independent Consultant. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement will ever be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Consultant is an independent Consultant, is not an agent or employee of Company and is not authorized to act on behalf of Company. Consultant will not be eligible for any employee benefits of Company. Company will not make deductions from any amounts payable to Consultant for taxes. Taxes shall be the sole responsibility of Consultant .

10. Legal And Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of Section 2 or Section 4 or this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Company, Company will suffer irreparable harm and will be entitled to equitable relief.

11. Limitation of Liability. Neither Consultant nor Company, its directors, officers, employees and agents, will be held liable for any direct, special, incidental, or consequential damages, in connection with, or arising out of this Agreement, or the services performed by Consultant hereunder even if the party will have been advised of the possibility of such damages; save and except only for damages that are directly attributable to that party’s negligence, or intentional acts or omissions, or material breach of this Agreement.

12. Use of Name. The parties agree that except for accurately describing Consultant’s affiliation with MSSM, neither party shall use MSSM’s name in a manner that would identify MSSM with any product or any commercial or other activity that would imply endorsement or support thereof by MSSM.

13. General. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This Agreement and its Exhibits attached hereto and hereby incorporated herein constitute the parties’ final, exclusive, and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

14. Prior Agreement. Except for such provisions in the Prior Agreement that expressly survive, the Prior Agreement is hereby terminated. Such termination includes any equity compensation that the Company may have obligated itself to issue or pay to Consultant, whether or not issued or paid.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY		CONSULTANT:
GALECTIN THERAPEUTICS INC.		Scott L. Friedman, M.D.

By:	/s/ Peter G. Traber	By:	/s/ Scott L. Friedman

Title:	Chief Executive Officer and President	Title:	Professor of Medicine

Date:	4/30/12	Date:	4/26/12

Exhibit A

SERVICES

I. Consultant

MEDICAL ADVISORY BOARD and CLINICAL RESEARCH CONSULTANT

Medical Advisory Board (MAB) Chair and Clinical Research Consultant.

The objective of the MAB is to have a panel of physicians, regulatory experts, and clinical trial strategists with extensive knowledge and experience working in various aspects of drug therapy and clinical trial development to work in harmony with Company management to determine drug development strategies, particularly as regards to liver fibrotic disease.

a. As a member and Chair of the MAB, and as a Clinical Research Consultant, the responsibilities will include:

•	Evaluate with CEO appropriate individuals as to suitability for membership on MAB and for inclusion as principal investigators in eventual clinical trials.

•

Meet on a periodic basis, as requested by the executive management team, to provide a review of current clinical trial progress and upcoming clinical trial initiation plans. It is anticipated that most of these meetings will be conducted by teleconference or webcast, although, it is possible that a face to face meeting may be necessary under appropriate circumstances;

•	Assist in the development of clinical protocols in liver disease and identify potential investigators.

•

Ensure that the medical and clinical information provided by Company to health care providers, governmental agencies, and the business world is accurate, and participate in associated meetings as required;

•	Inform Company on new therapeutic developments occurring in specific areas of Fibrosis treatment or care that could affect the Company;

•

Make recommendations to the MAB of the type(s) of expertise and/or experience Board members should possess in order to broaden the experience and knowledge base of the Board in order to provide Company with the best advice;

•	Advise Company on how best to present Company’s available research data in a format that will be clear and informative to the investigative medical community;

•	Advise Company on how best to present Company’s available data in a format that will be clear and informative to the investment community.

II Term and Compensation

a.	Agreement Term.

Subject to Section 7 (Termination) hereof, the term of this Agreement will remain in effect for five (5) years beginning the Effective Date (the “Term”).

b.	Consulting Fees.

(i) The Consultant shall be paid consulting fees for 160 hours of work for the fourth quarter of 2011 which included preparation and participation in a special meeting at the AASLD meetings in San Francisco in November. At a rate of $150 per hour, the total amount to be paid to Consultant is $24,000 for the fourth quarter of 2011. The Consultant shall be paid consulting fees for 120 hours of work for the first quarter of 2012 which included discussions of scientific research, review of company presentations and documents and consultation on indications for company drugs. At a rate of $150 per hour, the total amount to be paid to Consultant is $18,000 for the first quarter of 2012.

(ii) Annual Compensation. The Company shall pay the Consultant twice annually on June 30th and December 31st consulting fees based on the number of hours expended in the previous six months at a rate of $150 per hour of effort. For 2012, the July1st payment will be for the second quarter of 2012 only. The annual total compensation for the final three quarters of 2012 shall not exceed $18,750 and for subsequent years of the contract shall not exceed $25,000. beginning on January 1, 2013 and thereafter on each subsequent year provided this Agreement is in effect , or a pro rata of the annual fee amount based on months of service if termination occurs prior to such anniversary.

c. Equity Compensation.

(i) Stock. Not later than 30 days after the Effective Date and subject to the approval of the Company’s board of directors, and provided the Consultant shall have acknowledged by his initials below that he is an accredited investor, the Company shall issue to Consultant 7,000 shares of its common stock (the “Shares”). The Consultant acknowledges that (i) the Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933 and may not be resold unless registered or in a transaction exempt from the registration requirement, or pursuant to Rule 144, if available, and (ii) receipt of the Shares may constitute taxable income.

            /s/ SF            [please initial] The Consultant represents that he is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933.

(ii) Options. Not later than 30 days after the Effective Date and subject to approval of the Company’s board of directors, the Company shall grant Consultant 50,000 non-qualified stock options, exercisable for ten years from the date of grant (the “Grant Date”) at an exercise price equal to the Fair Market Value (as defined in the Company’s 2009 Incentive Compensation Plan) of the Company’s common stock on the last trading day prior to the Grant Date, which exercise rights shall vest as follows: (A) 20,000 shares as of the Grant Date, (B) 6,000 shares on each of the five anniversaries of the Grant date, provided this Agreement is in effect on such anniversary, If this Agreement is terminated prior to the expiration of the Term, exercise rights shall terminate as to any vested options that have not been exercised within 12 months after such termination date.

d. Travel Time for travel requested by Company; travel expenses for meetings requested by the company that Consultant attends in person, $160/hr., to a maximum of $1280 per day.

Expenses to be paid/reimbursed: Reasonable travel and accommodation, and miscellaneous expenses, such as telephone, courier, etc., in connection with the work performed under this Agreement upon submission of an expense report and documented receipts.

Method of Payment:

All payments made pursuant to this Agreement shall be made to Consultant. A Federal tax ID or social security number must be provided to the Company prior to payments being disbursed.